Exhibit 5.1

[TENET HEALTHCARE CORPORATION LETTERHEAD]

August 2, 2016

I am the Vice President, Deputy General Counsel and Corporate Secretary of Tenet Healthcare Corporation, a Nevada corporation (the “Company”) and, in such capacity, I have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,000,000 shares of the Company’s common stock, $0.05 par value per share (the “Shares”), which Shares may be purchased by employees of the Company and its subsidiaries under the Tenet Healthcare Corporation Eleventh Amended and Restated 1995 Employee Stock Purchase Plan (the “Plan”).

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

Based on the foregoing, I am of the opinion that the Shares are duly authorized and when the Shares have been (i) issued and delivered in accordance with the terms of the Plan, or (ii) received upon vesting or exercise of awards granted under and delivered in accordance with the Plan, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Paul A. Castanon
Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary